Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

March 1, 2016

Northwest Pipe Company Reports Fourth Quarter and Full Year 2015 Results and Announces Conference Call

VANCOUVER, WA – 03/01/2016– Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter and year ended December 31, 2015. The Company will broadcast its fourth quarter and full year 2015 earnings conference call on Wednesday, March 2, 2016, at 8:00 am PST.

Full Year 2015 Results

Net sales from continuing operations for the year ended December 31, 2015 decreased 41.3% to $236.6 million compared to $403.3 million for the year ended December 31, 2014. Gross loss was $12.6 million (negative 5.3% of net sales from continuing operations) in 2015, a decrease from a gross profit of $40.6 million (10.1% of net sales from continuing operations) in 2014. A non-cash goodwill impairment charge of $5.3 million was recorded for the Water Transmission segment in 2015. In 2014, the Company recorded $16.1 million for a similar charge associated with the Company’s Tubular Products segment. Including the impairment charges, the 2015 loss from continuing operations was $29.4 million or $3.07 per diluted share, compared to $6.2 million or $0.65 per diluted share for 2014. Excluding the impairment charges, adjusted loss from continuing operations for full year 2015 was $24.1 million or $2.52 per diluted share compared to income of $9.9 million or $1.03 per diluted share for full year 2014.

Water Transmission sales decreased 27.4% to $173.2 million in 2015 from $238.5 million in 2014.  The decrease in net sales was the result of a 16% decrease in production due to reduced demand and project timing and a 14% decrease in average selling prices, which was due to a very competitive bidding environment coupled with lower steel costs.  Water Transmission gross profit decreased to $0.6 million (0.3% of segment net sales) in 2015 from $39.6 million (16.6% of segment net sales) in 2014.  Water Transmission gross profit decreased in total and as a percent of sales due to the mix of products produced coupled with significant competition on recent project bids. In addition, lower of cost or market adjustments were $1.1 million higher in 2015 than 2014.

Tubular Products sales from continuing operations decreased 61.5% to $63.4 million in 2015 from $164.8 million in 2014, driven by a 55% decrease in tons sold and a 14% decrease in selling prices per ton. The  2015 segment gross loss of $13.2 million (negative 20.9% of segment net sales from continuing operations) compared to a gross profit of $1.0 million (0.6% of segment net sales) in 2014. Gross profit was negatively affected by reduced sales volumes and prices due to lower demand for line pipe and high levels of imported pipe.

For the year ended, December 31, 2015, free cash flow, defined as net cash generated from operating activities after capital expenditures for property, plant and equipment, was $46.7 million, compared to $20.8 million during the year ended December 31, 2014. As of December 31, 2015, the Company has no amounts drawn on its line of credit.

As of December 31, 2015, the backlog of orders in the Water Transmission segment was approximately $116 million. This compared to a backlog of $121 million as of December 31, 2014 and $101 million as of September 30, 2015. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that it is the successful bidder even though a binding agreement has not been executed.

Fourth Quarter 2015 Results

Net sales from continuing operations for the quarter ended December 31, 2015 decreased 55.4% to $45.6 million compared to $102.2 million for the quarter ended December 31, 2014. Gross loss was $11.4 million (negative 25.0% of net sales) in the fourth quarter of 2015, as compared to gross profit of $9.1 million (8.9% of net sales) in the fourth quarter of 2014. The loss from continuing operations for the fourth quarter of 2015 was $13.7 million or $1.43 per diluted share compared to $14.0 million or $1.47 per diluted share for the fourth quarter of 2014. The fourth quarter 2014 results include the $16.1 million non-cash goodwill impairment charge described above. Excluding that charge, adjusted income from continuing operations for the fourth quarter of 2014 was $2.1 million or $0.21 per diluted share.

Water Transmission sales decreased 31.5% to $38.7 million in the fourth quarter of 2015 from $56.5 million in the fourth quarter of 2014.  The decrease in net sales was the result of a 39% decrease in average selling prices due to the mix of products produced coupled with lower steel costs partially offset by increased production. Water Transmission gross loss was $7.4 million (negative 19.2% of segment net sales) in the fourth quarter of 2015 compared to a gross profit of $9.9 million (17.5% of segment net sales) in the fourth quarter of 2014.  Water Transmission net sales and gross profit decreased due to lower selling prices from the overall competitive pressures in the bidding for water infrastructure projects combined with the mix of projects produced in the quarter.

Tubular Products sales from continuing operations decreased 84.9% to $6.9 million in the fourth quarter of 2015 from $45.7 million in the fourth quarter of 2014. Tubular Products gross loss increased to $4.0 million in the fourth quarter of 2015 compared to $0.8 million in the fourth quarter of 2014. Gross profit was negatively impacted by reduced sales volumes and prices due to lower demand for line pipe products and high levels of imported pipe.

Outlook

“We shut down our remaining energy tubular operations in Atchison in January and plan to keep this facility idle until either we sell that asset or the market improves,” said Scott Montross, President and Chief Executive Officer of the Company. “While our water business backlog has almost doubled in tons versus a year ago, project delays will hurt production in the first quarter. We expect that municipal markets will continue to improve this year, but prices and margins will remain weak due to increases in supply that have created a far more competitive bidding environment than we have seen historically.”

Conference Call

The Company will hold its 2015 earnings conference call on Wednesday, March 2, 2016 at 8:00 am PST. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Friday, April 1, 2016 by dialing 1-800-677-5211 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is the largest manufacturer of engineered steel pipe water systems in North America. With eight Water Transmission manufacturing facilities, the Company is positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and their solution-based products are a good fit for applications including: water transmission, plant piping, tunnels, and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States and one manufacturing facility in Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, the results of our exploration of the sale of our remaining energy tubular products business, including our ability to identify and complete any transactions or other actions as a result of such efforts, our ability to identify and complete internal initiatives and/or acquisitions in order to grow our Water Transmission business and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting, adjusted, income from continuing operations, adjusted income from continuing operations per diluted share and free cash flow which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:
Robin Gantt

Chief Financial Officer
(360) 397-6250

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NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In throusands, except per share amounts)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales:
Water Transmission	$38,681	$56,484	$173,160	$238,545
Tubular Products	6,881	45,674	63,448	164,753
Net sales	45,562	102,158	236,608	403,298

Cost of sales:
Water Transmission	46,124	46,601	172,554	198,944
Tubular Products	10,850	46,432	76,679	163,778
Total cost of sales	56,974	93,033	249,233	362,722

Gross profit (loss):
Water Transmission	(7,443)	9,883	606	39,601
Tubular Products	(3,969)	(758)	(13,231)	975
Total gross profit (loss)	(11,412)	9,125	(12,625)	40,576

Selling, general and administrative expense	5,104	6,469	22,303	24,316
Impairment of goodwill	-	16,066	5,282	16,066

Operating (loss) income
Water Transmission	(9,026)	7,817	(11,592)	31,490
Tubular Products	(4,530)	(17,227)	(15,699)	(16,677)
Corporate	(2,960)	(4,000)	(12,919)	(14,619)
Operating (loss) income	(16,516)	(13,410)	(40,210)	194

Other income	6	105	88	108
Interest income	-	83	173	466
Interest expense	(492)	(493)	(1,390)	(2,290)

Loss before income taxes	(17,002)	(13,715)	(41,339)	(1,522)

Income tax (benefit) expense	(3,309)	287	(11,951)	4,651

Loss from continuing operations	(13,693)	(14,002)	(29,388)	(6,173)

Income (loss) from discontinued operations	-	6	-	(11,714)

Net loss	$(13,693)	$(13,996)	$(29,388)	$(17,887)

Basic loss per share
Continuing operations	$(1.43)	$(1.47)	$(3.07)	$(0.65)
Discontinued operations	-	-	-	(1.23)

Net loss per share	$(1.43)	$(1.47)	$(3.07)	$(1.88)

Diluted loss per share
Continuing operations	$(1.43)	$(1.47)	$(3.07)	$(0.65)
Discontinued operations	-	-	-	(1.23)

Net loss per share assuming dilution	$(1.43)	$(1.47)	$(3.07)	$(1.88)

Shares used in per share calculations:
Basic	9,565	9,520	9,560	9,515
Diluted	9,565	9,520	9,560	9,515

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	December 31,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$10,309	$527
Trade and other receivables, net	27,567	58,310
Costs and estimated earnings in excess of billings on uncompleted contracts	42,592	45,847
Inventories	29,475	72,779
Other current assets	5,336	17,776
Total current assets	115,279	195,239
Property and equipment, net	131,848	132,595
Other assets	12,253	24,048
Total assets	$259,380	$351,882

Liabilities:
Current maturities of capital lease obligations	$340	$2,170
Accounts payable	4,739	15,480
Accrued liabilities	15,971	9,071
Billings in excess of cost and estimated earnings on uncompleted contracts	520	2,835
Total current liabilities	21,570	29,556
Borrowings on line of credit	-	45,587
Capital leases, less current portion	718	225
Other long-term liabilities	19,532	30,879
Total liabilities	41,820	106,247

Stockholders' equity	217,560	245,635
Total liabilities and stockholders' equity	$259,380	$351,882